EXHIBIT 99.1


Neuberger Berman Inc. to Amend Its Zero
Coupon Senior Convertible Notes Due 2021

Tuesday October 29, 7:36 am ET

Will Add Cash Interest Payments Through May 2004

NEW YORK--(BUSINESS WIRE)--Oct. 29, 2002--Neuberger Berman Inc. (NYSE: NEU -
News) today announced that effective as of November 4, 2002, it will amend the terms of its Zero Coupon Convertible Senior Notes due 2021 (the "Notes"), to add cash interest payments of 3.047% per annum of the principal amount at maturity ($1,000) on its outstanding Notes for the next 18 months.

This additional interest, which is the equivalent of 3.500% of $870.67, the Notes' accreted value on November 4, 2002, will be paid on a semi-annual basis in arrears on May 4, 2003, November 4, 2003 and May 4, 2004 to holders of record at the close of business on April 15, 2003, October 15, 2003 and April 15, 2004, respectively. The specific terms of the payments are expected to be set forth in a supplemental indenture. A form of the supplemental indenture will be filed shortly with the Securities and Exchange Commission on Form 8-K. The Form 8-K also will include a summary of certain U.S. federal income tax consequences of the proposed amendment to the terms of the Notes.

Noteholders have the right to cause Neuberger Berman to repurchase the Notes at their accreted value on November 4, 2002 and each May 4th of 2004, 2006, 2011 and 2016. Neuberger Berman is obligated on November 4, 2002, to purchase Notes tendered and not withdrawn before the close of business on November 1, 2002. Noteholders who validly tender and do not withdraw their Notes for purchase on or before November 1, 2002, will receive the scheduled repurchase price of $870.67 in cash on November 4, 2002.

Neuberger Berman Inc. through its subsidiaries is an investment advisory company with $53.6 billion in assets under management, as of September 30, 2002. For 63 years, the firm has provided clients with a broad range of investment products, services and strategies. The Company engages in private asset management, wealth management services, tax planning and personal and institutional trust services, mutual funds and institutional management, and professional securities services for individuals, institutions, corporations, pension funds, foundations and endowments. Its website, and this news release, can be accessed at www.nb.com.

Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Company's products' performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability of the Company to attract or retain key employees, inability of the Company to implement its operating strategy and acquisition strategy, inability of the Company to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.

Contact:

      Neuberger Berman
      Robert Matza, 212/476-9808
      Executive Vice President
      Chief Operating Officer

      or

      TowersGroup
      Margaret Towers, 212/354-5020